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                                                                  EXHIBIT 10.34

                   SECOND AMENDED AND RESTATED PROMISSORY NOTE



$349,124.66                                                    APRIL 21, 2000


         THIS SECOND AMENDED AND RESTATED PROMISSORY NOTE dated as of April 21, 2000, is entered into by and between FVC.COM, INC., a Delaware corporation (the "COMPANY"), and Allwyn Sequeira (the "MAKER") ("NOTE").

         The Company and the Maker entered into promissory notes dated August 25, 1998, in the original principal amount of $1,239,124.66; dated August 25, 1998, in the original principal amount of $940,000; and dated August 26, 1998; in the original principal amount of $299,124.66, pursuant to which the Company extended to the Maker certain sums of money (collectively, the "ORIGINAL NOTES"). The Company and Maker entered into a promissory note dated December 16, 1998, to amend and restate the Original Notes in accordance with the terms of such note (the "New Note"). The Company and the Maker desire to amend and restate the New Note in accordance with the terms of this Note.

         FOR VALUE RECEIVED, the Maker hereby unconditionally promises to pay to the order of the Company, at Santa Clara, California, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Hundred Forty-Nine Thousand One Hundred Twenty-Four Dollars and Sixty-Six Cents ($349,124.66), together with interest accrued from August 26, 1998 on the unpaid principal at the rate of 7.0% per annum, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, as follows:

         The outstanding principal and interest hereunder shall be due and payable in full on May 15, 2000, and interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         If the undersigned fails to pay any of the principal and accrued interest when due, the Company, at its sole option, shall have the right to accelerate this Note, in which event the entire principal balance and all accrued interest shall become immediately due and payable, and immediately collectible by the Company pursuant to applicable law.

         This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the repayment of the principal.

         The full amount of this Note is secured by a pledge of shares of Common Stock of the Company, and is subject to all of the terms and provisions of the Pledge Agreement dated of even date herewith between the undersigned and the Company.


                                       1.
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         The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

         The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

         This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.


                                                THE MAKER


                                                /s/ ALLWYN SEQUEIRA
                                                -------------------------
                                                Allwyn Sequeira

                                      2.